Exhibit 10.5

September 8, 2021

Highland Transcend Partners I Corp.
777 Arthur Godfrey Road, #202
Miami Beach, FL 33140

Entourage Commerce, LLC
1985 Marcus Ave, Suite 207
Lake Success NY 11042

Ladies and Gentlemen:

Re:  Sponsor Letter Agreement

This letter agreement (this “Sponsor Letter Agreement”) is being delivered in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Merger Agreement”), by and among Highland Transcend Partners I Corp., a Cayman Islands exempted company (including any successor entity thereto, including upon the Domestication (as defined in the Merger Agreement), “HTP”), Picasso Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of HTP (“Blocker Merger Sub I”), Picasso Merger Sub II, LLC, a Delaware limited liability company and wholly owned direct subsidiary of HTP (“Blocker Merger Sub II” and together with Blocker Merger Sub I, “Blocker Merger Subs”), Picasso Merger Sub III, LLC a Delaware limited liability company and a wholly owned direct subsidiary of HTP (“Company Merger Sub”, and together with HTP and the Blocker Merger Subs, the “HTP Parties”), Carlyle Partners VII Pacer Holdings, L.P., a Delaware limited partnership (“Pacer Holdings”), CP VII Pacer Corp., a Delaware corporation (“Pacer Corp. Blocker”), CP VII Pacer EU, L.P, a Delaware limited partnership (“Pacer L.P. Blocker” and together with Pacer Corp. Blocker, the “Blockers”), Packable Holdings, LLC, a Delaware limited liability company (including the successor entity in its merger with Company Merger Sub pursuant to the Merger Agreement, the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Holder Representative (as defined in the Merger Agreement).  Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Merger Agreement.

Highland Transcend Partners I, LLC, a Delaware limited liability company (“Sponsor”) is, as of the date hereof, the record and beneficial owner of 7,350,000 shares of HTP Class B Ordinary Shares (including the shares of Surviving Pubco Class A Shares into which such HTP Class B Ordinary Shares are converted as a result of the Domestication and the consummation of the Transactions), as well as any other shares of HTP Class B Ordinary Shares and Surviving Pubco Class A Shares that the Sponsor may hereinafter acquire prior to the termination of the obligations of the Sponsor under this Sponsor Letter Agreement (collectively, the “Sponsor Founder Shares”) and each of the other undersigned individuals (each, an “Insider” and together with the Sponsor, the “Sponsor Parties”) is, as of the date hereof, the record and beneficial owner of the number of shares of HTP Class B Ordinary Shares (including the shares of Surviving Pubco Class A Shares into which such HTP Class B Ordinary Shares are converted as a result of the Domestication and the consummation of the Transactions) as set forth on Annex A hereto, as well as any other shares of HTP Class B Ordinary Shares and Surviving Pubco Class A Shares that such Insider may hereinafter acquire prior to the termination of the obligations of the Sponsor under this Sponsor Letter Agreement (collectively, the “Insider Founder Shares” and together with the Sponsor Founder Shares, the “Founder Shares”).  Each Insider is signing this Sponsor Letter Agreement solely in the Insider’s capacity as a shareholder of HTP, and not in the Insider’s capacity as a director, officer or employee of HTP or in such Insider’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

In order to induce the Company and HTP to enter into the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Party, the Company and HTP agree as follows:

1.                   Redemption and Voting.

(a)          Each Sponsor Party agrees that from the date of this Sponsor Letter Agreement until the date that is the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), such Sponsor Party shall not redeem any Founder Shares owned by it in connection with any shareholder approval of the Transactions (the “Proposed Transaction”).

(b)          During the Voting Period and notwithstanding the occurrence, if any, of a HTP Modification in Recommendation, at the HTP Extraordinary General Meeting and any other meeting (or any adjournment or postponement thereof, in each case, whether held in person or held in a virtual format) of the holders of HTP Ordinary Shares (the “HTP Shareholders”), and in each written consent or resolutions of any of the HTP Shareholders in which such Sponsor Party is entitled to vote or consent, such Sponsor Party hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or virtually, as applicable or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of HTP over which Sponsor has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the Transactions, (ii) in favor of each of the Transaction Proposals, any other proposals set forth in the Proxy Statement and any other matters set forth in the Merger Agreement, (iii) in favor of any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient other votes for approval of the Merger Agreement, the Transaction Proposals and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (2) the HTP Shareholder Approvals have not been obtained, and (iv) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of HTP to consummate the Transactions or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement, (B) any change in the present capitalization of HTP or any amendment of the HTP Governing Document, except to the extent expressly permitted under the Merger Agreement, (C) any liquidation, dissolution or other change in HTP’s corporate structure or business, or (D) any other action or proposal involving HTP or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to HTP’s obligations under the Merger Agreement not being fulfilled.

(c)          Each Sponsor Party agrees during the Voting Period not to deposit, and to cause its Affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and HTP in writing in connection with the Merger Agreement, the Ancillary Agreements or the Transactions.

(d)          Each Sponsor Party agrees that during the Voting Period, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of HTP in connection with any vote or other action with respect to Transactions, other than to recommend that the HTP Shareholders vote in favor of the Transaction Proposals, including the adoption of the Merger Agreement, the Ancillary Agreements and the Transactions (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)          Each Sponsor Party agrees, during the Voting Period (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger Agreement, the Ancillary Agreements and the Transactions and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, HTP or any of their respective Affiliates relating to the negotiation, execution or delivery of this Sponsor Letter Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Letter Agreement or (B) alleging a breach of any fiduciary duty of the HTP Board in connection with this Sponsor Letter Agreement, the Transaction Proposals, the Merger Agreement or the Merger.

(f)           Each Sponsor Party agrees that during the Voting Period it shall not, without HTP’s and the Company’s prior written consent, (i) make or attempt to make any transfer of such Sponsor Party’s Founder Shares that would not be permitted pursuant to Section 7 of that certain Letter Agreement, dated December 2, 2020, by and between certain Sponsor Parties and HTP (the “IPO Letter Agreement”); (ii) grant any proxies or powers of attorney with respect to any or all of such Sponsor Party’s Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor Party’s ability to perform its obligations under this Section 1.  HTP hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1.

(g)         In the event of any equity dividend or distribution, or any change in the equity interests of HTP by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(h)         During the Voting Period, each Sponsor Party agrees to provide to HTP, the Company and their respective Representatives any information regarding such Sponsor Party or the Founder Shares that is reasonably requested by HTP, the Company or their respective Representatives and is required in order for the Company and HTP to comply with Sections 10.03, 10.04 and 10.07 of the Merger Agreement.  To the extent required by applicable Law, Sponsor hereby authorizes the Company and HTP to publish and disclose in any announcement or disclosure required by the SEC, NYSE or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Sponsor Letter Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.

2.                  Deferred Sponsor Shares. Without limiting the transfer restrictions set forth in the IPO Letter Agreement or pursuant to Section 4 of this Agreement, each Sponsor Party agrees that the number of Founder Shares set forth opposite such Sponsor Party’s name on Annex A hereto shall be deemed to be “Deferred Founder Shares”, and a corresponding number of Surviving Company Membership Units held by the Surviving Pubco shall be deemed to be “Earnout Company Units”.  Each Sponsor Party agrees that it shall not Transfer any Deferred Founder Shares unless and until (collectively, the “Deferred Founder Shares Lock-up Period”):

(a)          with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the fifth (5th) anniversary of the Closing Date, that the closing sale price as reported on NYSE of shares of Surviving Pubco Class A Shares equals or exceeds $12.00 per share (as equitably adjusted for any subdivisions, stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the outstanding shares of Surviving Pubco Class A Shares, the “$12.00 Share Price Milestone”) for any twenty (20) Trading Days within any consecutive thirty (30)-Trading Day period commencing on or after the Closing Date;

(b)         with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the fifth (5th) anniversary of the Closing Date, that the closing sale price as reported on NYSE of shares of Surviving Pubco Class A Shares equals or exceeds $14.00 per share (as equitably adjusted for any subdivisions, stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the outstanding shares of Surviving Pubco Class A Shares, the “$14.00 Share Price Milestone”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing on or after the Closing Date;

(c)          with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the fifth (5th) anniversary of the Closing Date, that the closing sale price as reported on NYSE of shares of Surviving Pubco Class A Shares equals or exceeds $16.00 per share (as equitably adjusted for any subdivisions, stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the outstanding shares of Surviving Pubco Class A Shares, the “$16.00 Share Price Milestone”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing on or after the Closing; and

(d)          with respect to 25% of any Deferred Founder Shares, if and until such time, in any case on or before the fifth (5th) anniversary of the Closing Date, that the last closing price as reported on NYSE of shares of Surviving Pubco Class A Shares equals or exceeds $18.00 per share (as equitably adjusted for any subdivisions, stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the outstanding shares of Surviving Pubco Class A Shares, the “$18.00 Share Price Milestone” and, collectively with the $12.00 Share Price Milestone, the $14.00 Share Price Milestone and the $16.00 Share Price Milestone, the “Earnout Milestones”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing on or after the Closing.

3.                  Deferred Founder Share Legends. The certificates evidencing the Deferred Founder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR LETTER AGREEMENT, DATED AS OF SEPTEMBER 7, 2021, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

4.                   Transfers of Founder Shares.

(a)          Each Sponsor Party agrees that it, he or she shall not Transfer any Founder Shares until the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the closing price of the Surviving Pubco Class A Shares equals or exceeds $12.00 per share (as equitably adjusted for any subdivisions, stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the outstanding shares of Surviving Pubco Class A Shares) for any 20 Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing or (y) the date on which an Earnout Strategic Transaction is consummated.

(b)          Each Sponsor Party agrees that it, he or she shall not Transfer any HTP Sponsor Warrants (or any Surviving Pubco Class A Shares underlying the HTP Warrants), until 30 days after the completion of the Closing.

(c)          Notwithstanding the provisions set forth in Section 2 or this Section 4, Transfers of Deferred Founder Shares are permitted (a) to HTP’s officers or directors, any Affiliate or family member of any of HTP’s officers or directors, any Affiliate of the Sponsor to any members of the Sponsor or any of their Affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate or such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (f) in the event of HTP’s liquidation, merger, capital stock exchange or similar transaction which results in all of HTP’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to HTP’s completion of the Transactions; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with HTP agreeing to be bound by the transfer restrictions in and other provisions contained in this Sponsor Letter Agreement.

5.                   Forfeiture of Founder Shares. In the event that an Earnout Milestone does not occur on or prior to the expiration of the applicable Deferred Founder Shares Lock-up Period corresponding to such Earnout Milestone (any such event, a “Deferred Founder Shares Forfeiture”), as set forth in such Sections above (the first Business Day following the end of such period, the “Forfeiture Date”), the portion of the Deferred Founder Shares, the release from lockup of which is subject to the achievement of the applicable Earnout Milestone, shall be forfeited and transferred to Surviving Pubco by the holder that Beneficially Owns such Deferred Founder Shares, without any consideration for such Transfer (“Forfeited Shares”).  In event of a Deferred Founder Shares Forfeiture, a number of Earnout Company Units equal to the number of Forfeited Shares, as applicable, shall be forfeited and transferred to the Company by Surviving Pubco, without any consideration for such Transfer (a “Company Unit Forfeiture”).  For the avoidance of doubt, prior to a Company Unit Forfeiture, Surviving Pubco shall not have the right to vote such Earnout Company Units or to receive dividends with respect to such units.

6.                  Forfeiture of Deferred Founder Shares. One hundred percent (100%) of any Deferred Founder Shares which remain subject to the achievement of the applicable Earnout Milestone in accordance with Section 2 (and which have not previously been forfeited pursuant to Section 5) shall no longer be subject to Transfer restrictions, vesting or forfeiture, as applicable, upon the first to occur of any of the following:

(a)          if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b)          if Surviving Pubco Class A Shares shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or

(c)          if there is consummated, in a single transaction or as a result of a series of related transactions, a merger, consolidation, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to Surviving Pubco and its Subsidiaries, taken as a whole, whereby all or substantially all of the holders of outstanding shares of Surviving Pubco Class A Shares have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property;

provided that, if the price per share that would be payable to such Deferred Founder Shares in any of the foregoing transactions is less than the applicable thresholds set forth in Section 2, 100% of any such remaining Deferred Founder Shares shall be considered Forfeited Shares and the corresponding number of Earnout Company Units shall be forfeited and cancelled, in each case, for no consideration.

7.                  Anti-Dilution Waiver. Pursuant to Section 17.4 of the HTP Governing Document, each Sponsor Party, in its capacity as holder of Founder Shares, hereby waives the adjustment to the Initial Conversion Ratio (as defined in the HTP Governing Document) that would otherwise apply pursuant to Section 17.3 of the HTP Governing Document, and to any other anti-dilution protections with respect to the Founder Shares, as a result of the issuance of shares of Surviving Pubco Class A Shares in connection with the Transactions or pursuant to the PIPE Financing or upon conversion of the Convertible Notes such that any such shares of Surviving Pubco Class A Shares issued pursuant to the Merger Agreement, the PIPE Financing or upon conversion of the Convertible Notes are excluded from the determination of the number of shares of Surviving Pubco Class A Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the HTP Governing Document. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the HTP Governing Document, which provides that in no event may any Founder Share convert into shares of Surviving Pubco Class A Shares at a ratio that is less than one-for-one.

8.                  Working Capital Loans. With respect to any loan of funds made by the Sponsor or any Affiliate of the Sponsor or any of the Sponsor’s officers or directors (each, a “Lender”) to HTP or any of its Subsidiaries, in each case, prior to the Closing (a “Working Capital Loan”) that is or may be convertible into warrants or other securities (derivative or otherwise) of HTP (or Surviving Pubco) or the Company, HTP, the Sponsor and the Insiders hereby agree, and shall take such necessary or appropriate actions within its power so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of HTP (or Surviving Pubco) or the Company, notwithstanding any applicable provision of any applicable warrant agreement, the Amended and Restated Registration Rights Agreement or any other Contract.

9.                   Certain Defined Terms. As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or clause (b)(ii).

10.                 Entire Agreement. This Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by HTP (or after the Closing, by Surviving Pubco) and the Company (if before the Closing) and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

11.                 Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, HTP and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

12.                Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 14.03 of the Merger Agreement to the applicable party at its principal place of business.  Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

13.                Termination. This Sponsor Letter Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing.  In the event of a valid termination of the Merger Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, HTP or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

14.                 Sponsor Party Representations and Warranties.  Each Sponsor Party represents and warrants to the Company and HTP as follows, solely with respect to such Sponsor Party:

(a)          Organization.  If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Sponsor Letter Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Sponsor Party.  If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Sponsor Letter Agreement and to perform such Sponsor Party’s obligations hereunder.

(b)         Ownership of Founder Shares.  Such Sponsor Party is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and valid title to, all of such Sponsor Party’s Founder Shares (including those set forth across from the Sponsor Party’s name on Annex A hereto), free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Founder Shares), except (i) transfer restrictions under the Securities Act of 1933, (ii) prior to the Closing, the HTP Governing Document, the IPO Letter Agreement and (iii) this Sponsor Letter Agreement.  The Sponsor Party’s Founder Shares set forth across from such Sponsor Party’s name on Annex A attached hereto are the only securities of HTP owned of record or beneficially by such Sponsor Party or such Sponsor Party’s Affiliates, family members or trusts for the benefit of such Sponsor Party or any of such Sponsor Party’s family members on the date of this Sponsor Letter Agreement, except as otherwise set forth on Annex A with respect to such other Person.  Such Sponsor Party has the sole right to transfer and direct the voting of such Sponsor Party’s Founder Shares and, other than with respect to the HTP Governing Document and the IPO Letter Agreement, none of such Sponsor Party’s Founder Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Founder Shares, except as expressly provided herein for the benefit of HTP.  Such Sponsor Party has the requisite voting power and the requisite power to agree to all of the matters set forth in this Sponsor Letter Agreement, with respect to all of its Founder Shares, in each case necessary to perform its obligations under this Sponsor Letter Agreement, with no limitations, qualifications or restrictions on such rights.

(c)          Authority.  This Sponsor Letter Agreement has been duly executed and delivered by such Sponsor Party and, assuming the due authorization, execution and delivery hereof by HTP and the Company and that this Sponsor Letter Agreement constitutes a legally valid and binding agreement of HTP and the Company, this Sponsor Letter Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (subject only to the Enforceability Exceptions).  If this Sponsor Letter Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Letter Agreement has full power and authority to enter into this Sponsor Letter Agreement on behalf of such Sponsor Party.

(d)          Non-Contravention.  The execution and delivery of this Sponsor Letter Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Sponsor Party’s ability to perform its obligations under this Sponsor Letter Agreement, the Merger Agreement or any Ancillary Agreement or to consummate the Transactions, (ii) if such Sponsor Party is not an individual, conflict with or result in a violation of the governing documents of such Sponsor Party, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any Governmental Authority) that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or the Sponsor Party’s Founder Shares or HTP Warrants), except where the failure to obtain such consents or to take such actions would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Sponsor Party’s ability to perform its obligations under the Merger Agreement or any Ancillary Agreement or to consummate the Transactions, or (iv) result in the creation or imposition of any Lien on such Sponsor Party’s Founder Shares.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Sponsor Party is a trustee whose consent is required for either the execution and delivery of this Sponsor Letter Agreement or the consummation by such Sponsor Party of the transactions contemplated by this Sponsor Letter Agreement that has not been obtained.

(e)          Legal Proceedings.  There is no Action pending against, or to the knowledge of such Sponsor Party, threatened against such Sponsor Party or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to prevent or enjoin such Sponsor Party’s performance of its obligations under the Merger Agreement or any Ancillary Agreement.  None of such Sponsor Party or any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to prevent or enjoin such Sponsor Party’s performance of its obligations under the Merger Agreement or any Ancillary Agreement.

(f)          Trusts.  If such Sponsor Party is the beneficial owner of any Founder Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Sponsor Letter Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(g)          Brokers’ Fees.  Except fees described in Section 7.11 of the HTP Disclosure Schedule, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from such Sponsor Party, the Company or any of their respective Affiliates in respect of the Merger Agreement, this Sponsor Letter Agreement or any of the respective transactions contemplated thereby and hereby based upon any arrangement or agreement made by the Sponsor Party.

15.                 Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto. Without limiting the foregoing, each Sponsor Party agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the transactions contemplated by this Sponsor Letter Agreement and the Ancillary Agreements, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to applicable Antitrust Laws or other regulatory Laws as promptly as practicable after the date hereof (and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of HTP and the Company) and (ii) use its reasonable best efforts to provide, or cause to be provided, any information requested by Governmental Authorities in connection therewith, in each case in accordance with the terms and subject to the conditions set forth in Section 10.01 of the Merger Agreement, as if such provisions were set forth in full herein, mutatis mutandis.

16.                Miscellaneous. Sections 14.05, 14.07, 14.08 and 14.12 through 14.15 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[signature page follows]

Sincerely,

SPONSOR:

HIGHLAND TRANSCEND PARTNERS I, LLC

By:	/s/ Ian Friedman
Name: Ian Friedman
Title: Chief Executive Officer

Email:	ian@highlandtranscend.com
Address:	777 Arthur Godfrey Road, #202
Miami Beach, FL 33140

Sincerely,

INSIDERS:

/s/ Julie Bradley
Name: Julie Bradley

/s/ Craig Driscoll
Name: Craig Driscoll

/s/ William Hockey
Name: William Hockey

/s/ Martin Mannion
Name: Martin Mannion

/s/ Corey Mulloy
Name: Corey Mulloy

/s/ Greg Peters
Name: Greg Peters

/s/ Mike Wystrach
Name: Mike Wystrach

Acknowledged and Agreed:

HIGHLAND TRANSCEND PARTNERS I CORP.

By:	/s/ Ian Friedman
Name: Ian Friedman
Title: Chief Executive Officer

Acknowledged and Agreed:

PACKABLE HOLDINGS, LLC

By:	/s/ Andrew Vagenas
Name: Andrew Vagenas
Title: Chief Executive Officer

Annex A

Founder Shares and Deferred Founder Shares

Sponsor Party	Founder Shares	Deferred Founder Shares
Highland Transcend Partners I, LLC	7,350,000	1,837,500
Julie Bradley	30,000	7,500
Craig Driscoll	10,000	2,500
William Hockey	30,000	7,500
Martin Mannion	10,000	2,500
Corey Mulloy	10,000	2,500
Greg Peters	30,000	7,500
Mike Wystrach	30,000	7,500
Total	7,500,000	1,875,000